Exhibit 99.01

DexCom Inc. Reports Third Quarter 2006 Financial Results

SAN DIEGO -(BUSINESS WIRE-October 23, 2006)-DexCom, Inc. (Nasdaq:DXCM) today reported a net loss of $13.4 million or $0.48 per share for the third quarter of 2006, compared to $6.3 million or $0.25 per share for the third quarter of 2005.  For the nine months ended September 30, 2006, net loss totaled $35.5 million or $1.32 per share compared to $18.8 million or $1.12 per share for the same nine month period in 2005.

“We continued to make progress during the quarter in both increasing the awareness and importance of continuous monitoring for people with diabetes, as well as establishing leadership within the category.  We are pleased to be providing a product that helps people with diabetes better understand and manage their disease,” said Steve Kemper, Chief Financial Officer. “We continued to add new patients to our base and grew third quarter sensor revenues over 200% sequentially compared to the second quarter, and did so in a cash-efficient manner.”

DexCom reported revenues of $841,000 for the third quarter of 2006 after launching its first product on March 28, 2006. No revenues were recorded in 2005. Cost of sales increased to $3.4 million for the third quarter of 2006 compared to zero for the third quarter in 2005. During 2005, pre-launch manufacturing costs were included in research and development expense. Cost of sales includes both the direct costs of each product sold and the fixed costs associated with maintaining our manufacturing operations.

Research and development expense, including stock-based compensation, decreased $409,000 to $4.6 million for the third quarter of 2006, compared to $5.0 million for the third quarter of 2005.  Changes in research and development expense include $1.1 million in lower manufacturing costs that are now included in cost of sales and lower outside design services, partially offset by increased clinical trial expense and higher stock-based compensation expenses.

Selling, general and administrative expense, including stock-based compensation, increased $5.3 million to $7.1 million for the third quarter of 2006, compared to $1.8 million for the third quarter of 2005.  The increase was primarily due to higher sales and marketing costs as we continued to launch our STS system in the United States. The increase is in part attributed to higher compensation costs, promotion and advertising, and stock based compensation.

Conference Call

Management will hold a conference call today starting at 4:30 pm (Eastern Time). The conference call will be concurrently webcast. The link to the webcast will be available on the DexCom Inc. website at www.dexcom.com under the investor webcast section and will be archived for future reference. To listen to the conference call, please dial (800) 811-8824 - (US/Canada) or (913) 981-4903 (International) and use the participant code “6743084” approximately five minutes prior to the start time.

About DexCom, Inc.

DexCom, Inc., headquartered in San Diego, California, is a medical device company focused on the design, development, and commercialization of continuous glucose monitoring systems for people with diabetes.

Cautionary Statement Regarding Forward Looking Statements

DexCom has a limited operating history. The company received approval from the FDA for its STS continuous glucose monitor on March 24, 2006, and has only recently launched the sale of this product throughout the United States. Successful commercialization and sale of the company’s products is subject to numerous risks and uncertainties, including product performance, a lack of acceptance in the marketplace by physicians and patients, the inability to manufacture products in commercial quantities at an acceptable cost and quality level, possible delays in the company’s development programs, the inability of patients to receive reimbursements from third-party payors and inadequate financial and other resources. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the company’s quarterly report on Form 10-Q for the period ending September 30, 2006, as filed with the Securities and Exchange Commission on October 23, 2006.

FOR MORE INFORMATION:
Steve Kemper
Chief Financial Officer
(858) 200-0200
www.dexcom.com

DexCom, Inc.
BALANCE SHEETS

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$23,202,979	$37,247,064
Short-term marketable securities, available-for-sale	41,474,292	13,277,688
Accounts receivable, net	119,221	—
Inventory	1,937,111	—
Prepaid and other current assets	1,210,043	488,015
Total current assets	67,943,646	51,012,767

Property and equipment, net	6,678,480	5,463,491
Restricted cash	914,000	250,000
Total assets	$75,536,126	$56,726,258

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$3,064,669	$6,008,194
Accrued payroll and related expenses	2,416,667	889,362
Accrued clinical trials	546,710	176,540
Current portion of long-term debt	540,000	—
Total current liabilities	6,568,046	7,074,096

Deferred rent	462,462	240,099
Long-term debt, net of current portion	2,160,000	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	—	—
Common stock, $0.001 par value, 100,000,000 authorized; 28,102,341 and 25,416,559 shares issued and outstanding at September 30, 2006 and December 31, 2005, respectively	28,102	25,417
Additional paid-in capital	185,615,369	134,257,379
Deferred stock-based compensation	—	(1,084,214)
Accumulated other comprehensive income (loss)	2,386	(11,928)
Accumulated deficit	(119,300,239)	(83,774,591)
Total stockholders’ equity	66,345,618	49,412,063
Total liabilities and stockholders’ equity	$75,536,126	$56,726,258

DexCom, Inc.
STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Revenues	$841,020	$—	$1,334,873	$—
Cost of sales	3,388,675	—	7,560,439	—
Gross margin	(2,547,655)	—	(6,225,566)	—

Operating expenses:
Research and development	4,634,157	5,042,993	15,489,662	15,823,638
Selling, general and administrative	7,073,768	1,818,060	15,847,567	4,001,313
Total operating expenses	11,707,925	6,861,053	31,337,229	19,824,951
Interest and other income	817,809	531,432	2,037,147	1,125,147
Net loss	(13,437,771)	(6,329,621)	(35,525,648)	(18,699,804)
Accretion to redemption value of Series B, Series C, and Series D redeemable convertible preferred stock	—	—	—	(122,232)
Net loss attributable to common stockholders	$(13,437,771)	$(6,329,621)	$(35,525,648)	$(18,822,036)

Basic and diluted net loss per share attributable to common stockholders	$(0.48)	$(0.25)	$(1.32)	$(1.12)
Shares used to compute basic and diluted net loss per share attributable to common stockholders	28,068,427	25,354,432	26,938,509	16,777,470